Exhibit 5.1

126 East King Street
Lancaster, PA 17602-2893
Tel 717-299-5201 Fax 717-291-4660
www.barley.com

August 24, 2015

Juniata Valley Financial Corp.
Bridge and Main Streets
P.O. Box 66
Mifflintown, PA 17059

Re:	Registration of Common Stock on Form S-4

Dear Ladies and Gentlemen:

We have acted as counsel to Juniata Valley Financial Corp. (“Juniata”) in connection with the registration under the Securities Act of 1933, as amended, by means of a registration statement on Form S-4 (the “Registration Statement”), of 620,227 shares of the common stock of Juniata, which is the maximum number of shares to be issued by Juniata pursuant to the terms of the Agreement and Plan of Merger, dated June 26, 2015 (the “Agreement”), entered into between Juniata and FNBPA Bancorp, Inc. (“FNBPA”). The following transactions will occur upon consummation of the Agreement: (i) Juniata and FNBPA will merge, with Juniata surviving, (ii) each outstanding share of common stock of FNBPA will be converted into either $50.34 in cash or 2.7813 shares of Juniata common stock, at the election of the holder, and subject to the restriction that at least 15%, but no more than 25%, of the outstanding shares of FNBPA common stock may be converted into the cash consideration.

Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined and set forth in the Agreement. Our opinions herein are subject to the following conditions and assumptions:

(1)  All conditions precedent to the obligations of Juniata and FNBPA, as set forth in the Agreement, will have been satisfied at the time of the Merger;

(2)  All covenants required to be performed by Juniata and FNBPA on or before the date of consummation of the Merger, as set forth in the Agreement, will have been performed by them as of such date; and

(3)  The shares of Juniata common stock will be issued, and the Merger will be consummated, in strict accordance with the terms of the Agreement.

Based upon and subject to the foregoing, we are of the opinion that the shares of Juniata common Stock to be issued in connection with the Merger will be duly authorized, and, when issued as provided in the Agreement, will be legally issued, fully paid and nonassessable.

We hereby consent to the use of this Opinion in the Registration Statement on Form S-4 of Juniata, and we further consent to the reference to our name in the proxy statement/ prospectus included as part of the Registration Statement, under the caption “Legal Matters”.

Very truly yours,

/s/ Barley Snyder

Barley Snyder, LLP